Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lihui Song
(86-418-3995066)

Nevstar Corporation
Fuxin City
People's Republic of China
NEWS RELEASE

DOLLAR COME INVESTMENT LIMITED COMPLETES GOING PUBLIC TRANSACTION

Fuxin City, China, April 1, 2008 – Nevstar Corporation "Nevstar" (OTCBB: NVSC.OB) announced today the closing of a stock exchange transaction with the shareholders of Dollar Come Investment Limited, a British Virgin Islands corporation ("DCIL"). The companies will operate on a consolidated basis, executing upon the current business plan of DCIL's subsidiary companies located in the People's Republic of China.

As a result of the share exchange transaction, DCIL's stockholders were issued 23,751,710 shares of Nevstar's common stock in exchange for their shares of DCIL. As a result of the exchange transaction, DCIL became a wholly-owned subsidiary of Nevstar. Mr. Lihui Song was appointed to the Board of Directors of Nevstar and senior officers of DCIL were elected as executive officers of Nevstar.

DCIL is a leading China-based float glass manufacturer. Its product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products such as mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquered glass and similar products. DCIL manufactures its glass products from its production facility in Fuxin City, Liaoning Province, China, and sells its products to end users in China, Asia, Europe, South America and South Africa.

DCIL sells its products to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods, both directly and through a broad distributor network. DCIL's customers and suppliers include Anshan Xingsheng Glass Distribution Office, Fuxin Economic and Technological Development Zone Guangyao Materials Center, Guangzhou Jingyao Glass Co., Ltd., Jilin Hongda Industrial Co., Ltd., Hengrui Wooden Cases Factory, Fuxin Laixi Commerce and Trade Co., Ltd. and Fujian Chengda Glass Trade Co., Ltd.

Mr. Lihui Song, the new Chief Executive Officer of Nevstar stated, "We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our going public transaction. This transaction has given us access to the US capital markets, with the intent of capitalizing on significant growth opportunities."

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Nevstar and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Nevstar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.